UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2026

GBT TECHNOLOGIES INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-54530	27-0603137
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

8557 N West Knoll Dr. West Hollywood CA 90069

(Address of principal executive offices) (Zip code)

Registrant’s telephone number including area code: 888-685-7336

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2026 (the “Effective Date”), the Board of Directors (the “Board”) of GBT Technologies, Inc., a Nevada corporation (the “Company”), appointed Patrick Bertagna as Interim Chief Executive Officer of the Company, effective as of the Effective Date. Mr. Bertagna will report to the Board of Directors and will perform duties generally consistent with those of chief executive officers of publicly traded companies with similar businesses.

In connection with his appointment, on January 15, 2026, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Bertagna. The material terms of the Employment Agreement are summarized below (this summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference):

•	Term: The initial term is six (6) months from the Effective Date, unless earlier terminated in accordance with the terms of the Employment Agreement.

•	Base Salary: $10,000 per month for the initial six-month term, payable in cash, shares of the Company’s common stock (OTC Pink: GTCH), or a combination thereof, as determined by the Board. Any stock portion is valued at a cost basis of $0.00005 per share (adjusted for splits) and considered earned on the 15th of each applicable month.

•	Performance Bonus: Upon completion of a reverse stock split and the Company’s application for uplisting to a senior exchange, Mr. Bertagna is entitled to receive an additional pre-reverse 1,000,000,000 common shares (or the equivalent post-reverse split), to be issued within ten (10) business days after Board approval and 8-K announcement of the effective reverse split and uplist application.

•	Benefits: Mr. Bertagna is entitled to participate in all benefit programs generally available to other executive employees, including pension/retirement plans, group life insurance, dental, hospitalization, major medical coverage, sick leave, vacation, holidays, long-term disability, and other benefits. He is entitled to one (1) week of paid vacation during the initial six-month term, in addition to standard legal holidays.

•	Business Expenses: Reimbursement for reasonable out-of-pocket business expenses in accordance with Company policies.

•	Other Provisions: The Employment Agreement includes standard provisions regarding termination (including for cause, with a 10-day cure period for certain matters), death, disability, voluntary termination, non-competition (during the term), non-solicitation, confidentiality, indemnification, work product ownership, and governing law (California).

There are no family relationships between Mr. Bertagna and any director or executive officer of the Company. Mr. Bertagna has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

The appointment of Mr. Bertagna as Interim Chief Executive Officer and the entry into the Employment Agreement were approved by the sole director of the Company pursuant to a written consent dated January 15, 2026. In connection with Mr. Bertagna’s engagement, Mr. Murray resigned as Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated January 15, 2026, between GBT Technologies, Inc. and Patrick Bertagna

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GBT TECHNOLOGIES INC.

	By:	/s/ Mansour Khatib
	Name:	Mansour Khatib
	Title:	Secretary & Director

Date: January 15, 2026